                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                              DANAHER CORPORATION
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:  $556.14 (AVAILABLE CREDIT BALANCE)

    (2) Form, Schedule or Registration Statement No.:  NON-RESTRICTED FUNDS

    (3) Filing Party:  DANAHER CORPORATION

    (4) Date Filed:  1995

Notes:

                             DANAHER CORPORATION
                            1250 24TH STREET, N.W.
                            WASHINGTON, D.C. 20037

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 15, 1996


To the Shareholders:

  Notice is hereby given that the 1996 Annual Meeting of Shareholders of Danaher Corporation, a Delaware corporation (the "Company"), will be held at the ANA Hotel, 2401 M Street, NW, Washington, D.C. 20037, on May 15, 1996 at 4:00 p.m., local time, for the following purposes:

  1. To elect three Directors to hold office for a term of three years and until their successors are elected and qualified.

  2. To approve the appointment of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 1996.

  3. To approve the performance goals for 1996 incentive compensation to the Company's executive officers.

  4. To approve the grant of an option to acquire shares of Company stock to be made to Mr. George M. Sherman, President and Chief Executive Officer.

  5. To approve an amendment to the 1987 Stock Option Plan of the Company.

  6. To consider and act upon such other business as may properly come before the meeting.

  The Board of Directors has fixed the close of business on March 22, 1996 as the record date for determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

  Whether or not you expect to be present, please sign, date and return the enclosed proxy card as promptly as possible in the enclosed stamped envelope, the postage on which will be valid if mailed in the United States.

                                          By Order of the Board of Directors

                                          /s/ Patrick W. Allender

                                          Patrick W. Allender
                                          Secretary

March 30, 1996

EVERY SHAREHOLDER'S VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE DANAHER CORPORATION ANNUAL MEETING.

                               PROXY STATEMENT

                             DANAHER CORPORATION
                            1250 24TH STREET, N.W.
                            WASHINGTON, D.C. 20037
                                (202) 828-0850

                      1996 ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 15, 1996

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Danaher Corporation, a Delaware corporation (the "Company"), of proxies for use at the 1996 Annual Meeting of Shareholders ("Annual Meeting") to be held at the ANA Hotel on May 15, 1996 at 4:00 p.m., local time, and at any and all adjournments thereof. The Company's principal address is 1250 24th Street, N.W., Washington, D.C. 20037. The date of mailing of this Proxy Statement is on or about March 30, 1996. The purpose of the meeting is to elect three directors of the Company; to approve the appointment of Arthur Andersen LLP as the Company's independent auditors for the current year; to approve the performance goals for 1996 incentive compensation to the Company's executive officers; to approve the grant of an option to acquire shares of Company stock to be made to Mr. George M. Sherman, President and Chief Executive Officer; to approve an amendment to the 1987 Stock Option Plan of the Company; and to transact such other business as may properly come before the meeting.

                      OUTSTANDING STOCK AND VOTING RIGHTS

  In accordance with the By-laws of the Company, the Board of Directors has fixed the close of business on March 22, 1996 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record on that date will be entitled to vote. A shareholder who submits a proxy on the accompanying form has the power to revoke it by notice of revocation directed to the proxy holders of the Company at any time before it is voted. A subsequently dated proxy, when filed with the Secretary of the Company, will constitute revocation. Proxies will be voted as specified on the proxy card and, in the absence of specific instructions, will be voted for the proposals described in this Proxy Statement and in the discretion of the proxy holders on any other matter which properly comes before the meeting. A shareholder who has given a proxy may nevertheless attend the meeting, revoke the proxy and vote in person. The Board of Directors has selected Steven M. Rales and Mitchell P. Rales to act as proxies with full power of substitution.

  Solicitation of proxies may be made by mail, personal interview, telephone and telegraph by officers and other management employees of the Company, who will receive no additional compensation for their services. The total expense of the solicitation will be borne by the Company and may include reimbursement paid to brokerage firms and others for their expenses in forwarding material regarding the Annual Meeting to beneficial owners.

  The only outstanding securities of the Company entitled to vote at the Annual Meeting are shares of Common Stock. As of the close of business on March 22, 1996, the record date for determining the shareholders of the Company entitled to vote at the Annual Meeting, 58,124,128 shares of the Common Stock of the Company, $.01 par value ("Company Common Stock"), were issued and outstanding. Each outstanding share of Company Common Stock entitles the holder to one vote on all matters brought before the Annual Meeting. The quorum necessary to conduct business at the Annual Meeting consists of a majority of the outstanding shares of Company Common Stock as of the record date.

  The election of the directors nominated will require a plurality of the votes cast in person or by proxy at the Annual Meeting by holders of shares of the Company's Common Stock. In the election of directors, each stockholder is entitled to cast one vote for each director to be elected; cumulative voting is not permitted. Approval of the appointment of the Company's auditors will require the affirmative vote of the holders of a majority of the shares of the Company's Common Stock cast at the Annual Meeting in person or by proxy. Approval of the performance goals for 1996 incentive compensation to the Company's executive officers, the amendment to the 1987 Stock Option Plan and the grant of an option to acquire shares of Company Common Stock made to Mr. Sherman requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present, or represented, and entitled to vote at the annual meeting.

  Abstentions and "broker non-votes" are counted as present in determining whether the quorum requirement is satisfied. For purpose of the election of directors, abstentions and broker non-votes are not considered to be votes cast and do not affect the plurality vote required for elections of directors. For purposes of the appointment of the Company's auditors, abstentions and broker non-votes will not be considered votes cast for the foregoing purposes. For purposes of approval of the performance goals for 1996 incentive compensation to the Company's executive officers, approval of the amendment to the 1987 Stock Option Plan and the amount of the option grant to Mr. Sherman, abstentions are treated as present and entitled to vote on the matter and have the effect of a vote against the proposal and broker non-votes will not be considered entitled to vote and will have no effect on the vote required for approval.

                BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK BY
                DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS

  As of March 22, 1996, the beneficial ownership of Company Common Stock by directors and the nominee for director, by each of the executive officers named in the Summary Compensation Table, by any principal shareholders beneficially owning more than five percent of the Company's Common Stock and by all present executive officers and directors of the Company as a group, was as follows:

                                                  NUMBER OF SHARES    PERCENT
   NAME                                          BENEFICIALLY OWNED   OF CLASS
   ----                                          ------------------   --------
Mortimer M. Caplin..............................        111,874          *
George M. Sherman...............................      1,344,000(4)      2.3%
Donald J. Ehrlich...............................         24,000(8)       *
Walter G. Lohr, Jr..............................         78,000(9)       *
Mitchell P. Rales...............................     25,198,278(1)     43.4%
Steven M. Rales.................................     25,198,278(1)     43.4%
Gregory T.H. Davies.............................         30,720(5)       *
Patrick W. Allender.............................        180,000(6)       *
John P. Watson..................................         50,800(7)       *
Dennis D. Claramunt.............................         30,800(3)       *
A. Emmet Stephenson, Jr.........................        120,060(2)       *
All executive officers and directors as a group
 (includes 13 persons)..........................     27,356,575(1)(2)  47.1%

--------
(1) The aggregate holdings for Steven and Mitchell Rales include (i) all of the 12,032,444 and 10,000,000 shares of Company Common Stock owned by Equity Group Holdings LLC and Equity Group Holdings II LLC, of which Steven Rales and Mitchell Rales are the only members, and (ii) 1,595,981 and 1,569,853 shares of Company Common Stock owned directly by Steven Rales and Mitchell Rales, respectively. Steven and Mitchell Rales each disclaim beneficial ownership of the shares of Company Common Stock owned directly by the other. All of the shares owned by Equity Group Holdings LLC and Equity Group Holdings II LLC are held with sole voting and dispositive power. Their business address, and that of Equity Group Holdings LLC and Equity Group Holdings II LLC, is 1250 24th Street, N.W., Washington, D.C. 20037.
(2) Includes 68,060 shares of Company Common Stock held in the names of Stephenson Ventures, a limited partnership of which the sole general partner is A. Emmet Stephenson, Jr., and 40,000 shares held in the name of Tessa Fund, a general partnership beneficially owned by trusts for the benefit of the daughter of Mr. Stephenson, who is the general partner for control purposes only. Bank One, Denver as Trustee owns 8,000 shares in individual retirement accounts for the benefit of A. Emmet Stephenson, Jr. and his wife. Mr. Stephenson has the option to acquire 4,000 shares of Company stock.

(3) Mr. Claramunt has the option to acquire 30,800 shares of Company Common
    Stock.
(4) Mr. Sherman has the option to acquire 1,160,000 shares of Company Common Stock. Includes 3,000 shares held by Sherman Investors Limited Partnership, a partnership for the benefit of his family. Mr. Sherman controls the general partner.
(5) Mr. Davies has the option to acquire 30,720 shares of Company Common
    Stock.
(6) Mr. Allender has the option to acquire 86,000 shares of Company Common
    Stock.
(7) Mr. Watson has the option to acquire 50,800 shares of Company Common
    Stock.
(8) Mr. Ehrlich has the option to acquire 4,000 shares of Company Common
    Stock.
(9) Mr. Lohr has the option to acquire 4,000 shares of Company Common Stock.
*   Represents less than 1% of the outstanding Company Common Stock.

  Apart from Steven M. Rales and Mitchell P. Rales, the Company knows of no other person that beneficially owns 5% or more of its Common Stock.

                                  PROPOSAL 1.

                     ELECTION OF DIRECTORS OF THE COMPANY

  The Company's Certificate of Incorporation provides that the Board of Directors shall be divided into three classes with the number of directors in each class to be as equal as possible. The Board has fixed the number of directors of the Company at seven. At the 1996 Annual Meeting of Shareholders, shareholders will elect three directors to serve until the 1999 Annual Meeting of Shareholders and until his successor is duly elected and qualified. The Board of Directors has nominated Messrs. Mitchell P. Rales, George M. Sherman and A. Emmet Stephenson, Jr. to serve as directors until their terms expire in 1999. Mr. Steven M. Rales will continue to serve as a director until his term expires in 1998. Messrs. Mortimer M. Caplin, Donald J. Ehrlich and Walter G. Lohr, Jr. will continue to serve as directors in the class whose term expires in 1997.

  The names of the nominee and the directors continuing in office, their principal occupations, the years in which they became directors and the years in which their terms expire are set forth below. In the event the nominee shall decline or be unable to serve, it is intended that the proxies will be voted in the discretion of the proxy holders. The Company knows of no reason to anticipate that this will occur.

              NOMINEES FOR ELECTION AT THIS YEAR'S ANNUAL MEETING
               TO SERVE IN THE CLASS WHOSE TERM EXPIRES IN 1999

                                                                DIRECTOR  TERM
    NAME                 AGE        PRINCIPAL OCCUPATION         SINCE   EXPIRES
    ----                 --- ---------------------------------  -------- -------
Mitchell P. Rales(b)....  39 President of the Company from        1983    1999
                             1987 to February 1990; Executive
                             Vice President of the Company
                             from January 1984 to March 1987;
                             General Partner of Equity Group
                             Holdings, a general partnership
                             located in Washington, D.C. with
                             interests in publicly traded
                             securities, manufacturing
                             companies and media operations,
                             since 1979.
George M. Sherman.......  54 President and Chief Executive        1990    1999
                             Officer of the Company since
                             February 1990; Executive Vice
                             President and President of the
                             Power Tools and Home Improvement
                             Group of The Black & Decker
                             Corporation from 1985 to 1990;
                             Director of Campbell Soup Company

                                                                DIRECTOR  TERM
    NAME                 AGE        PRINCIPAL OCCUPATION         SINCE   EXPIRES
    ----                 --- ---------------------------------  -------- -------
A. Emmet Stephenson,      50 President of Stephenson and Co.,     1986    1999
 Jr.(c).................     a private investment management
                             firm in Denver, Colorado for more
                             than five years; President of
                             Stephenson Merchant Banking, Inc.
                             for more than five years.

         CURRENT DIRECTORS WHOSE TERM WILL CONTINUE AFTER THIS MEETING

                                                                 DIRECTOR  TERM
          NAME            AGE        PRINCIPAL OCCUPATION         SINCE   EXPIRES
          ----            --- ---------------------------------  -------- -------
Mortimer M. Caplin(a,      79 Senior Member of Caplin &            1990    1997
 c).....................      Drysdale, a law firm in
                              Washington, D.C., for over five
                              years; Director of Fairchild
                              Industries, Inc., Fairchild
                              Corporation, Presidential Realty
                              Corporation.
Donald J. Ehrlich(a,       58 President and Director of Wabash     1985    1997
 c).....................      National Corp. for five years;
                              Director of Indiana Secondary
                              Market for Educational Loans,
                              Inc. and INB National Bank, N.W.
Walter G. Lohr, Jr.(a)..   52 Partner of Hogan & Hartson, a law    1983    1997
                              firm in Baltimore, Maryland,
                              since 1992; attorney in private
                              practice 1987-1992.
Steven M. Rales(b)......   44 Chairman of the Board of the         1983    1998
                              Company since 1984; Chief
                              Executive Officer of the Company
                              until Feb. 1990; General Partner
                              of Equity Group Holdings, a
                              partnership located in
                              Washington, D.C. with interests
                              in publicly traded securities,
                              manufacturing companies and media
                              operations, since 1979.

--------
(a) Member of the Compensation Committee of the Board of Directors.
(b) Mitchell P. Rales and Steven M. Rales are brothers.
(c) Member of the Audit Committee of the Board of Directors.

              THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

  The Board of Directors had a total of four meetings during 1995. All directors attended at least 75% of the meetings of the Board of Directors and of the Committees of the Board of Directors on which they served during 1995.

  The Executive Committee acts on behalf of the Board of Directors of the Company between meetings of the Board of Directors. The Executive Committee comprised of Messrs. George M. Sherman, Steven M. Rales and Mitchell P. Rales met three times in 1995.

  The Audit Committee reviews the financial statements of the Company to confirm that they reflect fairly the financial condition of the Company and to appraise the soundness, adequacy and application of accounting and operating controls. The Audit Committee recommends independent auditors to the Board of Directors, reviews the scope of the audit function of the independent auditors and reviews audit reports rendered by the independent auditors. The Audit Committee met two times during 1995.

  The Compensation Committee reviews the Company's Compensation philosophy and programs, and exercises authority with respect to the payment of direct salaries and incentive compensation to Company officers. The Compensation Committee is also responsible for the oversight of the stock option plans of the Company. The Compensation Committee met two times in 1995.

  The Company has no Nominating Committee of its Board of Directors.

                     EXECUTIVE OFFICERS OF THE REGISTRANT

  Executive Officers of the Company are:

                                                                         OFFICER
   NAME                  AGE                  POSITION                    SINCE
   ----                  ---                  --------                   -------
Steven M. Rales........   44 Chairman of the Board                        1984
Mitchell P. Rales......   39 Chairman of the Executive Committee          1984
George M. Sherman......   54 Chief Executive Officer, President and       1990
                             Director
Patrick W. Allender....   49 Senior Vice President, Chief Financial       1987
                             Officer and Secretary
James H. Ditkoff.......   50 Vice President-Finance/Tax                   1991
Dennis D. Claramunt....   50 Vice President and Group Executive           1994
C. Scott Brannan.......   37 Vice President Administration and            1997
                             Controller
John P. Watson.........   51 Vice President and Group Executive           1993
H. Lawrence Culp, Jr...   32 Vice President and Group Executive           1995
Gregory T.H. Davies....   48 Vice President and Group Executive           1995

  Steven M. Rales has served as Chairman of the Board since January 1984. He has been a General Partner, since 1979, in Equity Group Holdings, a general partnership located in Washington, D.C. with interests in media operations, publicly traded securities and manufacturing companies.

  Mitchell P. Rales has served as a director of the Company since January 1984, President from March 1987 to January 1990 and Executive Vice President from January 1984 to March 1987. He has been a General Partner of Equity Group Holdings since 1979.

  George M. Sherman has served as President and Chief Executive Officer and a director of the Company since February 1990.

  Patrick W. Allender has served as Chief Financial Officer of the Company since March, 1987.

  James H. Ditkoff was appointed Vice President-Finance/Tax in January, 1991. He has served in an executive capacity in finance/tax for the Company since September, 1988.

  Dennis D. Claramunt was appointed Vice President and Group Executive in 1994. He has served as President of Jacobs Chuck Manufacturing Company for more than the past five years.

  C. Scott Brannan was appointed Vice President-Administration and Controller of the Company in November, 1987.

  John P. Watson was appointed Vice President and Group Executive in 1993. He has served the Company in an executive capacity since September, 1990.

  H. Lawrence Culp, Jr. was appointed Vice President and Group Executive in 1995. He has served the Company in an executive capacity (including President since 1993) at Veeder-Root Company for more than the past five years.

  Gregory T.H. Davies was appointed Vice President and Group Executive in 1995. He has served as President of Jacobs Vehicle Equipment Company for more than the past five years.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information concerning the compensation for the last three completed fiscal years of the Chief Executive Officer and the five executive officers of the Company who, in addition to the Chief Executive Officer, received the highest compensation during 1995:

                          SUMMARY COMPENSATION TABLE

                                                                       LONG TERM
                     ANNUAL COMPENSATION                          COMPENSATION AWARDS
---------------------------------------------------------------- ---------------------
          (A)             (B)     (C)       (D)         (E)         (F)        (G)              (H)
                                                       OTHER     RESTRICTED SECURITIES
        NAME AND                                       ANNUAL      STOCK    UNDERLYING       ALL OTHER
       PRINCIPAL                 SALARY    BONUS    COMPENSATION AWARDS(1)    OPTION      COMPENSATION(2)
        POSITION         YEAR     ($)       ($)         ($)         ($)        (#)              ($)
       ---------         -----  --------  --------  ------------ ---------- ----------    ---------------
George M. Sherman.......  1995   675,000   921,000       --          --       300,000(3)      $36,000
 President and CEO        1994   675,000   921,000       --          --           --           30,000
                          1993   675,000   800,000       --          --       400,000          34,000
Patrick W. Allender.....  1995   243,333   250,000       --          --        15,000          14,000
 Senior Vice President    1994   205,000   254,000       --          --        40,000          14,000
 and CFO                  1993   176,666   180,000       --          --        60,000          19,000
John P. Watson..........  1995   213,000   120,000       --          --         7,000          14,000
 Vice President and       1994   196,000   180,000       --          --        18,000          14,000
 Group Executive          1993   180,666   150,000       --          --        50,000          19,000
Gregory T.H. Davies.....  1995   181,000   160,000       --          --        20,000          14,000
 Vice President and       1994   164,000   178,000       --          --         4,600          14,000
 Group Executive          1993   155,000   178,000       --          --         8,000          19,000
Dennis D. Claramunt.....  1995   196,000   150,000       --          --         7,000          14,000
 Vice President and       1994   184,000   120,000       --          --        10,000          14,000
 Group Executive          1993   167,000   118,000       --          --        40,000          19,000

--------
(1) Mr. Sherman received a grant of 400,000 shares in 1990; 200,000 are currently vested and 200,000 vest in August, 1996. Vested shares participate in dividends ($16,000 in 1995, $13,000 in 1994 and $12,000 in 1993 on a non-preferential basis. The value of the 400,000 shares at December 31, 1995 was $12,700,000.
(2) Includes contributions to the Company's 401(k) and executive retirement plans for all individuals; in the case of Mr. Sherman, it also includes supplemental term life insurance ($11,000) and financial consulting fees ($11,000).
(3) Subject to shareholders' approval of Proposal 4 in this proxy statement.

                          GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information relating to options granted to purchase shares of the Company Common Stock.

                                                                             POTENTIAL REALIZABLE VALUE AT
                                                                                ASSUMED ANNUAL RATES OF
                                                                             STOCK PRICE APPRECIATION FOR
                             INDIVIDUAL GRANTS                                      OPTION TERM (3)
---------------------------------------------------------------------------- -------------------------------
          (A)                   (B)            (C)         (D)       (E)      (F)      (G)          (H)
                         NO. OF SECURITIES  % OF TOTAL
                            UNDERLYING       OPTIONS    EXERCISE
                           OPTIONS/SARS     GRANTED TO   OR BASE
                              GRANTED      EMPLOYEES IN   PRICE   EXPIRATION
          NAME                (#) (1)      FISCAL YEAR  ($/SH)(2)    DATE    0%($)    5%($)       10%($)
          ----           ----------------- ------------ --------- ---------- ------------------ ------------
George M. Sherman (4)...      300,000          43.9%     28.875    4/27/05        0   5,457,375   13,773,375
Patrick W. Allender.....       15,000           2.2%     31.25     12/5/05        0     295,000      747,000
Dennis D. Claramunt.....        7,000           1.0%     31.25     12/5/05        0     138,000      348,000
Gregory T.H. Davies.....       20,000           2.9%     31.25     12/5/05        0     393,000      996,000
John P. Watson..........        7,000           1.0%     31.25     12/5/05        0     138,000      348,000

--------
(1) Options become exercisable ratably beginning one year from date of grant through five years from date of grant.
(2) Options were granted at fair market value on the date of grant.
(3) The dollar amounts set forth under these columns are the result of calculations of assumed annual rates of stock price appreciation from the date of the grant to the date of expiration of such options of 0%, 5%, and 10%. These assumptions are not intended to forecast future price appreciation of the Company's stock price. The Company's stock price may increase or decrease in value over the time period set forth above.
(4) Options are subject to shareholders' approval of Proposal 4 in this proxy statement.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

  The following table sets forth certain information concerning the number of unexercised options and the value of unexercised options at the end of 1995 for the executive officers whose compensation is reported in the Summary Compensation Table. Value is considered to be, in the case of unexercised options, the difference between the exercise price and the market price at December 31, 1995.

                             NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                            UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                             OPTION AT FY-END (#)            FY-END($)
NAME                       EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                       ----------------------------------------------------
George M. Sherman (1).....     1,160,000     540,000    28,295,000    5,242,000
Gregory T.H. Davies.......        30,720      28,880       678,440      341,260
Patrick W. Allender.......        86,000      99,000     1,630,500    1,104,500
John P. Watson............        50,800      56,200       973,900      710,900
Dennis D. Claramunt.......        30,800      42,200       581,600      542,400

--------
(1) Options for 300,000 are subject to shareholders' approval of Proposal 4 in this Proxy Statement.

                           COMPENSATION OF DIRECTORS

  Directors who are not officers of the Company receive meeting attendance fees of $750 per meeting (excluding telephonic meetings), together with quarterly fees of $3,000. A grant of an option to acquire 2,000 shares of Company Common Stock at $31.25 (fair market value at date of grant) per share was made to these directors.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

  Pursuant to the terms of termination agreements between the Company and Messrs. Sherman and Watson, if the Company were to terminate their employment without cause, as defined therein, Mr. Sherman's salary and benefits would continue for an additional 24 months, and Mr. Watson's salary and benefits would continue for an additional 12 months. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation" for further discussion of Mr. Sherman's contract.

COMPENSATION COMMITTEE

  Messrs. Steven M. Rales, Mitchell P. Rales and George M. Sherman receive a salary set by the Compensation Committee of the Board of Directors and also serve as directors. However, they do not participate in deliberations regarding their own compensation. The members of the Compensation Committee are Walter G. Lohr, Jr., Mortimer M. Caplin and Donald J. Ehrlich.


  REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
                                 COMPENSATION

  The report is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of the 1934 (the "1934 Act"), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934.

  Total executive officer compensation is comprised of three principal components: annual salary, annual incentive compensation, and grants of options to purchase Company Common Stock. In the case of Mr. Sherman, this included a restricted stock grant at the time of his hire. The Committee endeavors to establish total compensation packages for each executive officer equal to the value of that executive's services determined by both what other companies have or might pay the executive for his services and his relationship to other executive positions within the Company, as negotiated at the date of hire. This base is then adjusted annually based on the Committee's assessment of individual performance. To date, the Board has been satisfied in assessing these values without the assistance of outside consulting services.

  A fundamental element of the Company's compensation policy is that a substantial portion of each executive's compensation be directly related to the success of the Company. This is accomplished in two ways. First, the annual incentive compensation program requires that the Company, or the Company's businesses for which the executive is directly responsible, achieve certain minimum targets in earnings level (earnings per share which has a majority weighting) and working capital management (working capital turnover, which has a minority weighting). If performance for the year is below minimum targeted levels (generally approximately three-quarters of the earnings target must be achieved and working capital management must exceed target levels) there would be no payment. If the minimum targets are met or exceeded, each executive receives a formula-based payout taking into account the Company's performance and his or her personal contribution thereto.

  Second, executives and other key employees who, in the opinion of the Committee, contribute to the growth, development and financial success of the Company are eligible to be awarded options to purchase Company Common Stock. These grants are normally made at the fair market value on the date of grant with vesting over a five year period. In addition to the factors discussed above, the amount of options granted is impacted both by the level of the employee within the Company's management and the amount of options previously granted to the employee. Thus the compensation value of this element is directly related to the performance of the Company as measured by its returns to shareholders over at least a five year period.

  Mr. Sherman's compensation is governed by a written contract dated January 2, 1990, whereby he agreed to serve as President and Chief Executive Officer. The contract provides for Mr. Sherman to be paid a base salary of $675,000 per year and an annual formula-based incentive compensation award, if earned, as determined by the Compensation Committee. The Committee and subsequently the Board of Directors recommended, and Mr. Sherman agreed, that his base salary, which has not increased since he joined the Company, would not be increased during the remainder of the term of his contract. Therefore, during the remaining term of his contract with the Company, any increases in Mr. Sherman's compensation will be tied directly to the financial performance of the Company and the Company's stock price. He also received 400,000 shares of restricted stock (see Summary Compensation Table) and an option to acquire 1,000,000 shares (see Year End Option Value Table) of the Company Common Stock, and has received, or will receive, tax gross-up payments related to these items. Mr. Sherman's contract requires the Company to provide supplemental term life insurance and financial consulting services to him (see Summary Compensation Table) and to provide severance benefits discussed previously.

  The Committee evaluated each executive's annual incentive compensation awards for 1995. The Committee assessed their performance in light of the targets referenced above, which were substantially exceeded, and awarded total incentive compensation payments to executives other than Group Executives of $1,451,000 for 1995. For 1996, the Committee has established a maximum bonus payment of up to $1.5 million per executive, subject to approval by the Company's shareholders of the performance goals, which are applicable to all of the Company's executive officers, other than Group Executives.

  The Committee has considered the impact of provisions of the federal income tax laws that in certain circumstances disallow compensation deductions in excess of $1 million for any year with respect to the executive officers named in proxy statements of publicly traded companies. The Securities and Exchange Commission requires compensation committees of public companies to state their compensation policies relative to this $1 million deduction limit.

  With respect to the Company's Chief Executive Officer, a portion of his compensation is determined pursuant to a binding contract dated January 2, 1990 and, accordingly, is not subject to the deduction limit. In addition, the Committee has designed the program for awarding 1996 incentive compensation to executive officers other than Group Executives so that such bonuses will comply with an exception to the $1 million deduction limit for performance-based compensation. Accordingly, the full amount of any such bonus payments for 1996 should be deductible. One of the requirements of this exception is that shareholders approve certain material terms under which the bonus is to be paid. In this regard, the Company's shareholders are being asked to approve the material terms used for calculating the 1996 bonus awards for the Company's executive officers other than Group Executives, as discussed in Proposal 3 hereto.

               COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                              Walter G. Lohr, Jr.
                              Mortimer M. Caplin
                               Donald J. Ehrlich

STOCK PERFORMANCE CHART

  As part of proxy statement disclosure requirements mandated by the Securities and Exchange Commission, the Company is required to provide a five-year comparison of the cumulative total shareholder return on its Common Stock with that of a broad equity market index and either a published industry index or a Company constructed peer group index. This graph is not deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules or to the liabilities of Section 18 of the 1934 Act, and the graph shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Corporation under the Securities Act of 1933 or the 1934 Act.

  The following chart compares the yearly percentage change in the cumulative total shareholder return in the Company's Common Stock during the five years ended December 31, 1995 with the cumulative total return on the S & P 500 Index (the equity index) and the S&P Manufacturing Index (the peer index). The comparison assumes $100 was invested on December 31, 1990 in the Company's Common Stock and in each of the above indices with reinvestment of dividends.



                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN

Among Danaher Corporation, S&P 500 Index and S&P Manufacturing (Div.Ind.) Index

                             [GRAPH APPEARS HERE]

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company, from time to time, has been involved in transactions with Equity Group Holdings and its affiliates. The Company has received legal services from the firm of Caplin & Drysdale, of which Mr. Caplin, a Director, is a principal. The amount of such fees for 1995 was less than five-percent of such firm's gross revenues. These transactions, which are conducted on an arms length basis, are not material, either individually or in the aggregate.

                                  PROPOSAL 2.

                      APPROVAL OF APPOINTMENT OF AUDITORS

  The Board of Directors has appointed Arthur Andersen LLP, an international accounting firm of independent certified public accountants, to act as independent accountants for the Company and its consolidated subsidiaries for 1996. Arthur Andersen LLP has been the Company's auditors since 1976 and has advised the Company that the firm does not have any direct or indirect financial interest in the Company or any of its subsidiaries, nor has such firm had any such interest in connection with the Company during the past five years other than its capacity as the Company's independent certified public accountants. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he desires to do so and to be available to answer questions from shareholders.

  The Board of Directors of the Company unanimously recommends that shareholders vote FOR ratification and approval for the selection of Arthur Andersen LLP to serve as independent auditors for the Company for 1996.

                                  PROPOSAL 3.

                 APPROVAL OF PERFORMANCE GOALS FOR 1996 BONUS

  Beginning in 1994, federal income tax laws limit deductions for publicly held corporations with respect to compensation in excess of $1 million paid to an executive officer who is named in its proxy statement. However, compensation payable solely on account of attainment of one or more performance goals is not subject to the deduction limit if the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors, the material terms under which the compensation is paid are disclosed to shareholders and approved by a majority vote, and the compensation committee certifies that the performance goals and other material terms were in fact satisfied before amounts were paid.

  In order to ensure that the full amount of the bonus payment that may be made to the executive officers other then Group Executives for 1996 is deductible for federal income tax purposes, the material terms of the performance goals under which that bonus is to be paid are described below and the shareholders will be asked to approve those material terms. Payment of the 1996 bonus based on these performance goals is conditioned upon and subject to approval by the shareholders of the Company of the material terms of these performance goals.

  The maximum bonus payable to any executive officer other than Group Executives will be determined under a formula and will not exceed $1.5 million. The maximum bonus payable to each executive officer other than Group Executives for 1996 is computed under a formula approved by the Compensation Committee on March 12, 1996, that is based on the Company's reported 1996 earnings per share from continuing operations. The Compensation Committee reserves the right, in its sole and absolute discretion, not to award any bonus to the executive officers other than Group Executives for 1996 or to award any of them a bonus of less than the maximum amount determined in accordance with the formula described above.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS ESTABLISHED FOR THE PAYMENT OF BONUSES TO THE EXECUTIVE OFFICERS OTHER THAN GROUP EXECUTIVES. APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE HOLDERS OF COMMON STOCK VOTED AT THE MEETING ON THIS PROPOSAL.

                                  PROPOSAL 4.

       APPROVAL OF OPTION GRANT TO PRESIDENT AND CHIEF EXECUTIVE OFFICER

  By Unanimous Written Consent dated as of April 27, 1995, the Board of Directors of the Company granted 300,000 non-qualified stock options to George
M. Sherman under the Company's 1987 Stock Option Plan at fair market value at the close of business on that date ($28.875 per share), subject to approval by a vote of a majority of the Company's shareholders. The Compensation Committee approved this grant (see Report of Compensation Committee) on April 27, 1995. Such options will be exercisable in full on April 27, 1999 (with no vesting prior thereto except in the event of death) if Mr. Sherman is either an employee of the Company or a member of its Board of Directors on such date, and will remain exercisable until the earlier of April 27, 2005, or the first anniversary of his death or his retirement from both the Company and its Board of Directors.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS APPROVE THE OPTION GRANT TO THE PRESIDENT AND CHIEF EXECUTIVE OFFICER. APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK OF THE COMPANY PRESENT, OR REPRESENTED, AND ENTITLED TO VOTE AT THE ANNUAL MEETING.

                                  PROPOSAL 5.

                    AMENDMENT TO THE 1987 STOCK OPTION PLAN

  The Company's 1987 Stock Option Plan (the "Plan") was approved by shareholders at the 1987 Annual Meeting. An amendment to the Plan was approved by the Board of Directors, subject to shareholder approval. The amendment (i) increases the aggregate number of shares available for award under the Plan from 3,600,000 to 5,000,000, (ii) increases the maximum number of shares which may be issued to any individual under the Plan from 500,000 to 1,000,000 shares, (iii) extends the period for granting of awards under the Plan until February 23, 2006, and (iv) allows limited transferability of options. The text of the proposed amendment is set forth as Exhibit A to this Proxy Statement.

PURPOSE OF THE PLAN

  The Purpose of the Plan is to increase the ownership of the Company Common Stock by those key employees who contribute to the continued growth, development and financial success of the Company and its subsidiaries, and to attract and retain such employees and reward them for the Company's performance. The Plan permits grants of non-qualified stock options and stock appreciation rights.

NUMBER OF SHARES

  The Plan as amended, provides that 5,000,000 shares of Company Common Stock will be available for awards to key employees in the form of non-qualified stock options and stock appreciation rights, subject to adjustment to reflect certain subsequent events relating to Common Stock such as stock dividends, stock splits and share exchanges. The shares of the Company Common Stock utilized in connection with the Plan may be either authorized but unissued shares or shares acquired and held in the treasury of the Company. No more than 1,000,000 shares may be issued to any individual with respect to awards made under the Plan, as amended.

ADMINISTRATIVE; ELIGIBILITY

  The selection and the extent of participants in the plan will be determined by the Board of Directors, which may delegate its authority to a committee (the "Committee") consisting of at least two members of the Board of Directors who are not eligible for awards. Key employees of the Company and its subsidiaries who, in the opinion of the Committee, contribute to the growth, development and financial success of the Company or its subsidiaries are eligible for awards. In determining the size of the awards, the Committee will take into account a participant's responsibility level, performance, potential, cash compensation level and the fair market value of the Company Common Stock at the time of the award as well as such other considerations as it deems appropriate. The Board of Directors estimates that approximately 200 persons are eligible to receive awards under the Plan.

DURATION; EFFECTIVE DATE

  The Plan has been effective since October 20, 1987, and options may be granted under the Plan, as amended, until February 23, 2006.

NON-QUALIFIED STOCK OPTIONS

  The Board of Directors or the Committee may grant a participant options which are non-qualified under the Internal Revenue Code of 1986. The timing and size of options awarded will be subject to guidelines adopted by the Committee, which may in its discretion provide that an option may not be exercised in whole or in part for any period or periods. Options may be reacquired in the discretion of the Board of Directors or the Committee for cash.

STOCK APPRECIATION RIGHTS

  In the discretion of the Board of Directors or the Committee, any or all optionees may be given the right at any time during the option period, to surrender all or part of their options and to receive from the Company a payment equal to the appreciation that they would have realized on shares of stock had the related options been exercised and the option stock sold.

  The amount payable by the Company upon exercise of a stock appreciation right may be paid either in cash, in Company Common Stock or in a combination thereof, as the Board of Directors of the Committee in its sole discretion shall determine. However, the total number of shares which may be received pursuant to a stock appreciation right may not exceed the total number of shares subject to the related option. Shares to which a stock appreciation right is related shall be used not more than once to calculate the amounts to be received pursuant to an exercise of such right. The Board of Directors or the Committee, may, in its sole discretion prohibit or limit the exercise of stock appreciation rights for a period or periods as to determines to be in the best interest of the Company and its stockholders.

STOCK OPTION AGREEMENTS

  Non-qualified stock options will be evidenced by agreements approved by the Board of Directors or the Committee, and a stock appreciation right will be evidenced by an agreement incorporated in or amending the stock option agreement to which the stock appreciation right relates. These agreements will contain terms and conditions relating to medium of payment, number of shares, option price (which will not be less than 85% of the fair market value of the shares subject to the option on the date of grant), date of exercise, repurchases, exercise in the event a participant ceases employment with the Company, and other provisions that the Committee deems advisable.

SUBSTITUTE AWARDS

  Non-qualified stock options and stock appreciation rights may be granted under the Plan in substitution for similar awards held by employees of the corporations who become or are about to become key employees of the

Company as a result of a merger, acquisition of assets or stock, consolidation or reorganization. The terms and conditions of the substitute awards may vary from the terms and conditions of the Plan to such extent as the Committee at the time of the grant may deem appropriate in order to conform, in whole or in part, to provisions of awards in substitution for which they are granted. However, no variation which materially extends the period for granting awards, or materially modifies the requirements as to eligibility can be effected without shareholder approval.

EFFECT OF MERGER OR ACQUISITION

  If the Company is the surviving or resulting corporation in any merger, acquisition of assets or stock, consolidation or reorganization, rights granted under the Plan shall survive, and the Board of Directors shall make any necessary determinations and adjustments to preserve the rights and benefits of participants. If the Company is not the surviving or resulting corporation in any such transaction, the successor corporation may, but shall not be required to, assume the rights and obligations of the Company under the Plan.

TRANSFERABILITY OF AWARDS

  Awards under the Plan generally are not transferable and are not subject to attachment or other legal process. However, the Plan as amended allows the Committee, in its discretion, to provide that an option may be transferable to members of an optionee's immediate family or to certain entities maintained for the benefit of family members.

AMENDMENT OF PLAN

  The Board of Directors may at any time and from any time alter, amend, suspend, or discontinue the Plan, except no such action may be taken without stockholder approval which materially increase the benefits to participants under the Plan, materially increases the number of shares to be issued, materially extends the period for granting awards, or materially modifies the requirements as to eligibility. In addition, no such action may be taken which adversely affects the rights of a participant under the Plan without his consent.

FEDERAL INCOME TAX CONSEQUENCES

  Under current law, there will be no federal income tax consequences to either the optionee or the Company upon the grant of a non-qualified stock option. An option holder who exercises a non-qualified stock option will generally realize compensation taxable as ordinary income in an amount equal to the difference between the option price and the fair market value of the shares on the date of the exercise, and the Company will be entitled to a deduction from income at the same time and in the same amount. The option holder's basis in such shares will be their fair market value on the date of exercise, and when he disposes of the shares he will generally recognize capital gain or loss, either long-term or short-term, depending on the holding period of the shares.

  The grant of a stock appreciation right will not result in taxable income to the option holder or a deduction to the Company. An option holder who exercises a stock appreciation right will realize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the shares received on the date of exercise, and the Company generally will be entitled to a deduction at the same time and in the same amount. The option holder's basis in any share received will be equal to the amount of compensation income recognized with respect to the exercise, and when he disposes of the shares he will generally recognize capital gain or loss, either long-term or short-term, depending on the holding period of the shares.

  Generally, the Company is entitled to a deduction in the amount of the income recognized by the option holder at the time an option or stock appreciation right is exercised. Beginning in 1994, the Company's deductions for an executive officer named in the proxy statement may be limited to the extent compensation paid to such officer for any year exceeds $1 million. However, an exception to this limit is provided with respect to options and stock appreciation rights granted at fair market value under a plan that is approved by shareholders and administered by outside directors who satisfy certain conditions imposed by proposed regulations issued by the Internal Revenue Service, provided the plan limits the maximum number of shares that may be issued to any individual. If the Company's shareholders approve the proposed amendment of the Plan, it is expected that the requirements of this exception will be satisfied for options and stock appreciation rights granted at fair market value under the Plan.

  The Internal Revenue Service has ruled that an employee who allows a stock appreciation right to expire, other than as a result of exercising the related option, will have taxable income in the year of expiration equal to the amount of cash or the fair value of stock which he would have received if he had exercised his stock appreciation right.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS APPROVE THE AMENDMENT TO THE 1987 STOCK OPTION PLAN. APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK OF THE COMPANY PRESENT, OR REPRESENTED, AND ENTITLED TO VOTE AT THE ANNUAL MEETING.

                                 OTHER MATTERS

  The management of the Company is not aware of any other business that may come before the meeting. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy holders.

                             SHAREHOLDER PROPOSALS

  Shareholder proposals intended to be presented at the 1997 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices, Danaher Corporation, 1250 24th Street, N.W., Washington, D.C. 20037, no later than November 27, 1996 for inclusion in the Proxy Statement and Proxy relating to the 1997 Annual Meeting of Shareholders.

                                          By Order of the Board of Directors

                                          /s/ Patrick W. Allender

                                          Patrick W. Allender
                                          Secretary

Dated: March 30, 1996

  COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995 MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO THE COMPANY.

                                                                      EXHIBIT A

            AMENDMENT TO DANAHER CORPORATION 1987 STOCK OPTION PLAN

  RESOLVED that, as recommended and declared advisable by the Board of Directors, the Company's 1987 Stock Option Plan be amended as follows:

  1. By striking out SECTION FIVE in its entirety and substituting in lieu thereof the following:

  SECTION FIVE. GRANT OF AWARDS AND LIMITATION OF NUMBER OF SHARES OF STOCK AWARDED.

  The Board or the Committee may, from time to time, grant Awards of Stock to one or more Eligible Employees; provided that (i) subject to any adjustment pursuant to Section Eleven or Twelve, the aggregate number of shares of Stock subject to awards under this Plan may not exceed 5,000,000 shares; (ii) to the extent that an Award lapses or the rights of the Participant to whom it was granted terminate, any shares of Stock subject to such Awards shall again be available for the grant of an award hereunder; and (iii) shares ceasing to be subject to an award because of the exercise of a Non-qualified Stock Option and Stock Appreciation Right shall no longer be available for the grant of an Award hereunder and (iv) no Eligible Employee shall receive an Award or Awards under this Plan for, in the aggregate, more than 1,000,000 shares. In determining the size of awards, the Board or the Committee may take into account a Participant's responsibility level, performance, potential, cash compensation level, the Fair Market Value of the Stock at the time of Awards and such other considerations as it deems appropriate.

  2. By striking out subsection B of SECTION THREE in its entirety and substituting in lieu thereof the following:

  B. Period for Grants of Awards. Awards may be made as provided herein until February 23, 2006.

  3. By adding the following paragraph to the end of subsection A of SECTION
FOURTEEN:

  Notwithstanding the preceding paragraph, effective November 15, 1995, the Committee may, at its discretion, expressly provide that an option, whether granted before or after November 15, 1995, may be transferred to (i) members of the immediate family of the optionee (children, grandchildren, or spouse);
(ii) trusts for the benefit of such family members; or (iii) partnerships whose only partners are such family members. No consideration may be paid for any such transfer of options.

                              DANAHER CORPORATION

                                 PROXY FOR 1996
                  ANNUAL MEETING OF SHAREHOLDERS--MAY 15, 1996

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DANAHER
                                  CORPORATION

  The undersigned acknowledges receipt of the Proxy Statement and Notice, dated March 30, 1996, of the Annual Meeting of Shareholders and hereby appoints Steven M. Rales and Mitchell P. Rales, and each of them, with full power of substitution, the attorneys, agents and proxies of the undersigned, to act for and in the name of the undersigned and to vote all the shares of Common Stock of the undersigned which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Danaher Corporation (the "Company") to be held May 15, 1996, and at any adjournment or adjournments thereof, for the following matters:

  Proxies will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 and 5. PLEASE SIGN AND DATE ON THE REVERSE SIDE.


1. ELECTION OF DIRECTORS  Nominees Messrs. Mitchell P. Rales, George M. Sherman
                          and A. Emmet Stephenson, Jr. to serve in the class of directors with a term expiring in 1999.


             WITHHOLD
  FOR        AUTHORITY    To withhold authority to vote for an individual
  all        FOR ALL      Nominee, write that Nominee's name on the line below.
Nominees     NOMINEES
  [_]          [_]        ------------------------------------------------------

2. APPROVAL OF APPOINTMENT OF AUDITORS
    [_] FOR [_] AGAINST [_] ABSTAIN

3. APPROVAL OF PERFORMANCE GOALS FOR 1996 BONUS TO COMPANY EXECUTIVE OFFICERS
    [_] FOR [_] AGAINST  [_] ABSTAIN

4. APPROVAL OF OPTION GRANT TO PRESIDENT AND CHIEF EXECUTIVE OFFICER
    [_] FOR [_] AGAINST  [_] ABSTAIN

5. APPROVAL OF AMENDMENT OF THE 1987 STOCK OPTION PLAN
    [_] FOR [_] AGAINST  [_] ABSTAIN

6. IN THEIR DISCRETION on any other matter which may properly come before the meeting, including any adjournment thereof.

                                               Dated: __________________ , 1996
                                               ________________________________
                                               ________________________________
                                                 Signature of Shareholder(s)

Please sign, date and promptly return this proxy in the enclosed envelope. No postage is required if mailed in the United States. Please sign exactly as your name appears in the space on the left. If stock is registered in more than one name, each holder should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy must be signed by a duly authorized officer, and his title should appear next to his signature.)

          PLEASE MARK YOUR CHOICE LIKE THIS [X] IN BLUE OR BLACK INK